Exhibit 99

Contact:	Stephen C. Vaughan Vice President and Chief Financial Officer (405) 225-4800

SONIC TO PRESENT AT THE BEAR STEARNS’
11TH ANNUAL RETAIL, RESTAURANTS & APPAREL CONFERENCE

Strong Sales Momentum Continues in Second Quarter

OKLAHOMA CITY (February 28, 2005) – Sonic Corp. (NASDAQ/NM: SONC), the nation’s largest chain of drive-in restaurants, today announced that the company will participate in Bear Stearns’ 11th Annual Retail, Restaurants & Apparel Conference, which takes place in New York City, March 8-10. The investor presentation by Sonic’s management is scheduled at 8:15 a.m. ET on Wednesday, March 9, 2005, and will be available to investors via a live audio webcast. A link to the webcast can be found at the investor section of the company’s website, www.sonicdrivein.com, and the event will be available for replay using that same link for a period of 30 days.

        Separately, the company reported that estimated system-wide same-store sales during its second quarter were well above the long-term target range of a 2% to 4% increase. This strong sales performance should allow Sonic to exceed its previously announced earnings expectation of $0.19 per diluted share for the second quarter ended February 28, 2005. The company expects to report second quarter results after the market close on March 22, 2005.

        In addition, the company noted that it has completed the installation of the Pay At Your Stall (“PAYS”) program in all of its partner drive-ins. Under the PAYS program, a credit card payment terminal is added to each drive-in stall to facilitate credit card transactions. The company began the rollout of the PAYS program to franchised drive-ins in February and expects to complete its system-wide implementation over the next 24 months.

        Founded in 1953, Sonic originally started as a hamburger and root beer stand in Shawnee, Oklahoma, called Top Hat Drive-In. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic now has more than 2,900 drive-ins in 29 states and serves more than a million customers every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic on the Internet at www.sonicdrivein.com.

        This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.